Exhibit 99.1

NET Holdings Management, LLC Consolidated Financial Statements Six Months Ended June 30, 2015

NET Holdings Management, LLC
Index

Page(s)
Consolidated Financial Statements

Balance Sheets	2

Statements of Income	3

Statements of Changes in Equity	4

Statements of Cash Flows	5

Notes to the Unaudited Consolidated Financial Statements	6 - 18

NET Holdings Management, LLC
Consolidated Balance Sheets
June 30, 2015 and December 31, 2014

	June 30, 2015 (unaudited)	December 31, 2014
(in thousands)
Assets
Current assets
Cash and cash equivalents	$3,519	$1,877
Margin deposits	1,038	1,392
Accounts receivable	35,106	79,116
Prepaid expenses and other current assets	1,655	1,209
Assets from risk management activities	2,840	15,808
Total current assets	44,158	99,402
Property, plant and equipment, net	817,457	789,224
Assets from risk management activities	2,876	2,510
Goodwill	41,953	41,953
Deferred financing fees	17,168	18,626
Other long term assets	168	242
Total assets	$923,780	$951,957
Liabilities and Equity
Current liabilities
Current portion of long-term debt	$1,149	$1,112
Margin payable	—	1,832
Accounts payable	38,252	105,050
Accrued liabilities	8,438	3,969
Liabilities from risk management activities	8,772	17,469
Total current liabilities	56,611	129,432
Notes payable and long-term debt	606,483	574,318
Deferred revenue	9,589	6,529
Other long-term liabilities	895	895
Liabilities from risk management activities	29,200	34,659
Total liabilities	702,778	745,833
Commitments and contingencies (Note 8)
Members’ equity
NET Holdings Management, LLC members' equity	227,195	210,818
Noncontrolling interest	(6,193)	(4,694)
Total equity	221,002	206,124
Total liabilities and equity	$923,780	$951,957

The accompanying notes are an integral part of these consolidated financial statements.

NET Holdings Management, LLC
Consolidated Statements of Income
Six Months Ended June 30, 2015 and 2014

	Six Months Ended June 30,
(in thousands)	2015	2014
	(unaudited)
Revenues
Sales of natural gas, natural gas liquids, and other	$211,351	$601,094
Natural gas reservation and transportation	40,468	13,535
Total revenues	251,819	614,629
Costs and expenses
Purchases of natural gas	194,702	567,381
Transportation and other fees	4,395	14,939
Operating, general and administrative	11,695	8,399
Depreciation expense	13,271	6,101
Impairment of fixed assets	—	8,712
Total costs and expenses	224,063	605,532
Operating income	27,756	9,097
Interest expense	9,201	5,733
Amortization of debt issuance costs	1,459	1,459
Unrealized (gain) loss on interest rate hedges	(241)	21,999
Income (loss) before income taxes	17,337	(20,094)
Income tax expense	164	10
Net income (loss)	17,173	(20,104)
Net income (loss) attributable to noncontrolling interest	796	(2,649)
Net income (loss) attributable to controlling interest	$16,377	$(17,455)

The accompanying notes are an integral part of these consolidated financial statements.

NET Holdings Management, LLC
Consolidated Statements of Changes in Equity
June 30, 2015

(in thousands)	Members’ Equity	Non-controlling Interest	Total Members’ Equity
	(unaudited)
Balances at December 31, 2013	$236,717	$(452)	$236,265
Net Income	(17,455)	(2,649)	(20,104)
Distributions to Non-controlling interest	—	—	—
Balances at June 30, 2014	$219,262	$(3,101)	$216,161

Balances at December 31, 2014	$210,818	$(4,694)	$206,124
Net Income	16,377	796	17,173
Distributions to Non-controlling interest	—	(2,295)	(2,295)
Balances at June 30, 2015	$227,195	$(6,193)	$221,002

The accompanying notes are an integral part of these consolidated financial statements.

NET Holdings Management, LLC
Consolidated Statements of Cash Flows
Six Months Ended June 30, 2015 and June 30, 2014

(in thousands)	June 30, 2015	June 30, 2014
	(unaudited)
Cash flows from operating activities
Net income (loss)	$17,173	$(20,104)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	13,271	6,101
Amortization of debt issue costs	1,459	1,459
Asset Impairment	—	8,712
Unrealized gain on commodity derivatives	(1,313)	(1,158)
Unrealized (gain) loss on interest rate hedges	(241)	21,999
Changes in operating assets and liabilities
Margin Deposits	(1,478)	481
Accounts receivable	44,010	7,397
Prepaid expenses and other assets	(373)	(183)
Other receivables	—	3,010
Accounts payable	(49,171)	(8,146)
Accrued liabilities	3,607	590
Other long-term liabilities	3,060	(372)
Net cash provided by operating activities	30,004	19,786
Cash flows from investing activities
Purchase of property, plant and equipment	(58,269)	(178,321)
Net cash used in investing activities	(58,269)	(178,321)
Cash flows from financing activities
Payments of notes payable	(598)	(581)
Repayments of long-term borrowings under NETHM credit facility	(19,200)	(6,450)
Proceeds from NET Mexico credit facility, net of fees	52,000	165,000
Distributions to non-controlling interests	(2,295)	—
Net cash provided by financing activities	29,907	157,969
Net change in cash and cash equivalents	1,642	(566)
Cash and cash equivalents
Beginning of year	1,877	11,391
End of year	$3,519	$10,825
Supplemental disclosures of cash flow information
Cash paid for interest	$9,125	$7,328
Cash paid for income taxes, net of refunds	46	60
Noncash additions in accounts payable and accrued liabilities	15,841	79,381

The accompanying notes are an integral part of these consolidated financial statements.

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

1.	Organization and Nature of Operations

NET Holdings Management, LLC (“NETHM” or the “Company”) began operations via predecessor entities in 1996. The Company was formed on March 7, 2007, and owns, manages and operates seven natural gas pipeline systems located principally in south Texas. The Company is owned 20% by Dearing Holdings, LP; 20% by Gutierrez Holdings, LP; 10% by Mission Pipeline Midstream, Inc., a Texas Subchapter S corporation which is owned 50% by Dearing Holdings, LP and 50% by Gutierrez Holdings, LP; and 50% by NET Investment Company, LLC, a wholly owned subsidiary of ArcLight Energy Partners Fund III, LP.
The Company, operating as NET Midstream, provides a broad spectrum of midstream natural gas products and services including intrastate natural gas transportation, gathering, marketing, treating, dehydration, and processing services to producers and wholesale end users. The Company has eight operating subsidiaries:

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NET Mexico Pipeline Partners, LLC (“NET Mexico”) - NET Mexico is a Texas limited liability company formed on May 17, 2013, to construct, own, and operate a natural gas transmission system located in South Texas, which transports natural gas from production areas in South Texas to the US/Mexico border and other customers located in South Texas.

NET Mexico is owned 90% by NET Mexico Pipeline, LP the Managing Member, and 10% by MGI Enterprises US LLC (“MGI”), a Member and indirect wholly owned subsidiary of Pemex Gas y Petroquimica Basica, (“PGPB”) , which in turn is a subsidiary of the Mexican state-owned petroleum company Petroleos Mexicanos (“PEMEX”). NET Mexico Pipeline, LP is owned 100% by NET Holdings Management, LLC (“NETHM”). NET Mexico’s principle customer and anchor shipper is MexGas Supply, S.L. (“MGS” or the “Shipper”), also an indirect, wholly owned subsidiary of PGPB and PEMEX.
NET Mexico was placed in service on December 1, 2014 and is classified as an intrastate pipeline within the state of Texas. The Pipeline consists of the following components: (i) a 3 mile header system of high and low pressure 20” and 36” diameter pipelines which interconnect with nine interstate and intrastate pipeline systems located near Aqua Dulce, Texas (the “Header”); (ii) a compressor station with 50,000 hp of compression on the In-Service Date, increasing to 100,000 hp of compression by December 1, 2015 (the “Compressor Station”; together with the Header, the “Agua Dulce Hub”); (iii) a 120 mile 42” diameter mainline system (with a 48” diameter border crossing) interconnecting the Agua Dulce Hub with the US/Mexico Border; and (iv) by December 2015 and beyond, a number of lateral pipeline systems which will interconnect the mainline with various natural gas processing plants as well as other customers in South Texas.
On December 1, 2014 NET Mexico began service under a 20-year, firm natural gas transportation agreement (the “TSA”) with MGS. Pursuant to the TSA, NET Mexico provides MGS with 1 Bcf/day of firm natural gas transportation capacity through November 30, 2015, increasing to 2.1 Bcf/day of capacity beginning on December 1, 2015. The TSA provides for the receipt of natural gas at the Agua Dulce Hub in Nueces County, Texas and delivery to an interconnection point with the Los Ramones natural gas pipeline system (owned and operated by Gasoductos Del Norteste) at the US/Mexico border near Rio Grande City, Texas. In exchange for this transportation service, MGS provides NET Mexico with contractually fixed, “ship-or-pay” reservation payments for the duration of the agreement. In addition to the reservation charges, the TSA provides for volume-based payments from MGS over the 20 year life of the contract.

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

•
Eagle Ford Midstream, LP (“EFM”) - EFM owns and operates a natural gas transportation pipeline system in the Eagle Ford Shale located in south Texas. The 150-mile system was developed to connect gas processing plants and producers to downstream interstate and intrastate gas markets. The first phase of the pipeline went into service in September 2011 and delivers gas to LaSalle Pipeline and Transco’s McMullen Lateral. The second phase, which commenced initial operation in December 2012, and was fully operational in the second quarter of 2013, is a 105-mile, 30-inch diameter extension that receives volumes from the tailgate of the Western Gas Partners’ Brasada processing plant in LaSalle County with deliveries to interstate and intrastate gas pipelines at the Agua Dulce Hub. The second phase is anchored by a long-term, gas transportation agreement with an affiliate of Anadarko Petroleum Corporation.

•
Monument Pipeline, LP (“MON”) - MON is a 150-mile gathering and transportation pipeline that extends from Enstor’s Katy Hub to the Houston Ship Channel. MON serves residential customers in south Houston and industrial markets along the Houston Ship Channel. The southern portion of the pipeline gathers production in Brazoria, Ford Bend and Galveston Counties.

•
LaSalle Pipeline, LP (“LSP”) - LSP is a 52-mile pipeline system that delivers gas to a 202 MW natural gas fired power generation facility owned by the South Texas Electrical Cooperative (“STEC”). LSP receives its gas supply from EFM as well as from Transco’s McMullen Lateral.

•	South Shore Pipeline (“SSPL”) - SSPL is a 30-mile pipeline that has been the exclusive gas supplier of the City of Corpus Christi in Nueces County, Texas since 2001.

•	Mission Valley Pipeline (“MVPL”) - MVPL is located in Victoria County, Texas, and provides full requirements natural gas service to a 185MW generation facility owned by STEC.

•	Mission Natural Gas Company, LP (“MNGC”) - MNGC is located in West Feliciana Parish, Louisiana and is interconnected with, and supplies natural gas to, a barge terminal operator.

•
National Energy & Trade, LP (“NET”) - NET markets natural gas on behalf of the Company’s pipeline customers, providing gas supply for power plants and municipalities as well as marketing gas produced by shippers on the Company’s pipelines. NET also markets natural gas throughout the United States and owns transportation capacity on a variety of interstate and intrastate natural gas pipelines.

2.	Significant Accounting Policies

Basis of Presentation
The accompanying consolidated financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to prior period amounts to conform to the current period presentation. These reclassifications did not have an impact on our financial position, results of operations, or cash flows.

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

Accounts Receivable
The Company’s accounts receivable balance relates primarily to sales of natural gas. The Company reviews the credit quality of potential customers prior to entering into sales transactions. The allowance for doubtful accounts is determined through specific identification of uncollectible accounts. The Company has no recorded allowance for doubtful accounts related as of June 30, 2015 or December 31, 2014.
Allocation of Profits and Losses
Profits and losses of the Company are allocated among the members based on their respective ownership percentages.
Cash and Cash Equivalents
Cash and cash equivalents include cash and money market funds. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
Debt Issuance Costs
Expenses incurred with the issuance of outstanding long-term debt are capitalized and amortized over the terms of the debt issued, using the straight-line method, which approximates the effective interest method. Debt issuance costs are recorded within other long term assets within the consolidated balance sheets.
Deferred Revenues
Amounts billed in advance of the period in which the service is rendered or product is delivered are recorded as deferred revenue.
Risk Management Activities
The Company uses derivative instruments to manage exposure to market risks from changes in certain commodity prices and interest rates and does not hold or issue derivative instruments for speculative or trading purposes. These derivative instruments are not designated as accounting hedges and changes in their fair values are recognized in the related revenue and expense line items on the statements of income.
Derivatives used in risk management activities are reflected on the consolidated balance sheets at their fair values and are classified as either current or noncurrent assets or liabilities based on their contract settlement date. The Company characterizes its commodity derivative instruments as either financial derivatives or physical forwards. Financial derivatives include fixed swaps, basis swaps and options, which are utilized to manage the risk associated with changes in commodity prices inherent in the Company’s marketing activities. Physical forwards represent contracts to buy or sell physical natural gas at a future date.
Effective January 1, 2014, the Company applied the Normal Purchase Normal Sale election to certain derivative contracts, which exempts qualifying contracts from fair value accounting and are instead accounted for using traditional accrual accounting.
Pursuant to the terms of NET Mexico’s Credit Agreement described in Note 7, the Company has entered into long-term, float-for-fixed interest rate swap agreements to hedge its exposure to changes in interest rates, which are recorded at fair value in the statement of financial position. The swaps were not designated as cash flow hedges and changes in the fair value of the swaps are recognized as interest expense in the period in which they occurred.

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

Margin
Margin deposits constitute funds held on account with the Company’s financial clearinghouses as security for its outstanding derivative instruments. Margin payables constitute funds advanced by the financial clearinghouses to collateralize outstanding derivative instruments purchased on credit.
Fair Value of Financial Instruments
The estimated fair values of the Company’s financial instruments have been determined using available market information and appropriate valuation methodologies. Accordingly, the estimates are not necessarily indicative of the amounts that the Company can realize in a current-market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values. Cash and cash equivalents, receivables, accounts payable and accrued liabilities approximate their fair values, given their short maturities. Assets and liabilities from risk management activities are stated at market value, which approximate their respective fair values.
Goodwill
Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets acquired and liabilities assumed. Goodwill is tested for impairment at the reporting unit level at least annually, as of December 31, or more frequently when events occur and circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Accounting requirements provide that an entity may perform an optional qualitative assessment on an annual basis to determine whether events occurred or circumstances changed that would more likely than not reduce the fair value of a reporting unit below its carrying amount. If an initial qualitative assessment identifies that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, or the optional qualitative assessment is not performed, a quantitative analysis is performed under a two-step impairment test to measure whether the fair value of the reporting unit is less than its carrying amount. If based upon a quantitative analysis the fair value of the reporting unit is less than its carrying amount, including goodwill, the Company performs an analysis of the fair value of all the assets and liabilities of the reporting unit. If the implied fair value of the reporting unit's goodwill is determined to be less than its carrying amount, an impairment loss is recognized for the difference.
Income Taxes
Income tax expense is primarily applicable to the Company’s state obligations under the Revised Texas Franchise Tax. The Company is not subject to federal income tax and the Company’s members are individually responsible for paying federal income taxes on their share of the Company’s taxable income.
Office and Computer Equipment
Office and computer equipment are recorded at cost. Expenditures for additions, improvements, and other enhancements are capitalized and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When office and computer equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations.

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

Office and computer equipment are depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of the assets. The Company’s estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of the assets. All office and computer equipment assets are estimated to have a five year economic useful life.
Pipeline Facilities
Pipeline facilities are recorded at cost. Expenditures for additions, improvements, and other enhancements are capitalized and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When pipeline facility assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations. Interest costs incurred during the construction of an asset are capitalized as part of the pipeline facilities over the duration of the period activities are performed to get the asset ready for its intended use.
The pipeline facilities are depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of the assets. The Company’s estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of the assets. All pipeline facilities are assumed to have a range of 20 to 30 year useful economic life.
Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that our carrying amount of an asset may not be recoverable. The Company recognizes impairment losses when estimated future cash flows expected to result from our use of the asset and its eventual disposition is less than its carrying amount.
Revenue Recognition
Revenues from the transportation and gathering of natural gas, reservation of pipeline capacity, natural gas demand payments, sales of natural gas, and sales of natural gas liquids are recognized when either the service is performed or upon physical delivery and passage of title to the customer. The Company’s commodity derivatives are accounted for on a mark-to-market basis with unrealized gains and losses recognized in the statement of income in each business period.
Use of Estimates
The preparation of a consolidated financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from these estimates.
Noncontrolling Interests
Noncontrolling interests represent the outstanding ownership interests in our consolidated subsidiaries that are not wholly owned by the Company. In our accompanying consolidated income statements, the noncontrolling interest in the net income (or loss) of our consolidated subsidiaries is shown as an allocation of our consolidated net income and is presented separately as “Net income (loss) attributable to noncontrolling interests.” In our accompanying consolidated balance sheets, noncontrolling interests represents the ownership interests in our consolidated subsidiaries’ net assets held by parties other than us.

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

3.	Assets and Liabilities From Risk Management Activities

The following table summarizes the fair market values of commodity related derivatives which qualify for derivative treatment used in risk management activities at June 30, 2015 and December 31, 2014:

	Derivative Assets		Derivative Liabilities
	June 30, 2015		June 30, 2015
Derivatives	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value

Physical Forward	Assets from risk management activities - current	$259	Liabilities from risk management activities - current	$—

	Assets from risk management activities - non current	$194	Liabilities from risk management activities - non current	$—

Financial Derivatives	Assets from risk management activities - current	$2,581	Liabilities from risk management activities - current	$2,142

	Assets from risk management activities - non current	$—	Liabilities from risk management activities - non current	$2

	Derivative Assets		Derivative Liabilities
	December 31, 2014		December 31, 2014
Derivatives	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value

Physical Forward	Assets from risk management activities - current	$426	Liabilities from risk management activities - current	$301

	Assets from risk management activities - non current	$322	Liabilities from risk management activities - non current	$—

Financial Derivatives	Assets from risk management activities - current	$15,382	Liabilities from risk management activities - current	$16,251

	Assets from risk management activities - non current	$—	Liabilities from risk management activities - non current	$2

Unrealized gains from commodity related derivatives included within the consolidated statements of income were $1.3 million and $1.2 million for the six months ended June 30, 2015 and 2014, respectively.

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

The following table summarizes the fair market values of the Company’s interest rate swap agreements at June 30, 2015 and December 31, 2014:

	Derivative Assets		Derivative Liabilities
	June 30, 2015		June 30, 2015
Derivatives	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
Interest Rate Hedges	Assets from risk management activities - current	$—	Liabilities from risk management activities - current	$6,630

	Assets from risk management activities - non current	$2,682	Liabilities from risk management activities - non current	$29,198

	Derivative Assets		Derivative Liabilities
	December 31, 2014		December 31, 2014
Derivatives	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
Interest Rate Hedges	Assets from risk management activities - current	$—	Liabilities from risk management activities - current	$917

	Assets from risk management activities - non current	$2,188	Liabilities from risk management activities - non current	$34,657

4.	Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. A three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value, is as follows:

•
Level 1:     Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Included in this level are our broker-cleared natural gas commodity derivative contracts.

•
Level 2:     Quoted prices in markets that are not active, or valuations based on pricing models with inputs derived from observable market data, either directly or indirectly, for substantially the full term of the asset or liability. Included in this level are our over the counter natural gas commodity derivative contracts and those natural gas physical forward contracts that are valued using primarily inputs that are derived from observable market data.

•
Level 3:     Measured based on prices or valuation models that require at least one input that is both significant to the fair value measurement and unobservable. Unobservable inputs are based on the best information available in the circumstances, which might include the Company’s own data. Included in this level are certain natural gas physical forward contracts which are calculated using both observable market data and unobservable data compiled by the Company.

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The determination of the fair values, stated below, takes into account the market for the Company’s financial assets and liabilities, the associated credit risk and other factors as required. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
The following tables summarize the valuation of the Company’s financial assets and liabilities as of June 30, 2015 and December 31, 2014:

as of June 30, 2015	Level 1	Level 2	Level 3	Fair Value Total

Assets
Financial derivatives	$—	$2,581	$—	$2,581
Physical forwards	—	453	—	453
Interest rate hedges	—	2,682	—	2,682
Total assets	$—	$5,716	$—	$5,716
Liabilities
Financial derivatives	$—	$2,144	$—	$2,144
Physical forwards	—	—	—	—
Interest rate hedges	—	35,828	—	35,828
Total liabilities	$—	$37,972	$—	$37,972

as of December 31, 2014	Level 1	Level 2	Level 3	Fair Value Total

Assets
Financial derivatives	$—	$15,382	$—	$15,382
Physical forwards	—	748	—	748
Interest rate hedges	—	2,188	—	2,188
Total assets	$—	$18,318	$—	$18,318
Liabilities
Financial derivatives	$—	$16,253	$—	$16,253
Physical forwards	—	301	—	301
Interest rate hedges	—	35,574	—	35,574
Total liabilities	$—	$52,128	$—	$52,128

There have been no movements between the levels of the fair value hierarchy for the six months ended June 30, 2015.

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

5.	Property, Plant, and Equipment, net

Major categories of the Company’s property, plant, and equipment were as follows at June 30, 2015 and December 31, 2014:

	June 30, 2015	December 31, 2014

Pipeline facilities	$881,300	$839,883
Office and computer equipment	1,792	1,705
	883,092	841,588
Less: Accumulated depreciation	(65,635)	(52,364)
	$817,457	$789,224

In August 2014 the Company completed a sale of its Mission Pipeline system located in Hidalgo County, Texas for proceeds of $0.6 million. Prior to the sale, the Company recognized an impairment charge of approximately $8.7 million, reflecting the net book value of the assets less the sales price.

6.	Accrued Liabilities

	June 30, 2015	December 31, 2014

Professional fees	$100	$243
Ad Valorem Taxes	2,827	—
Construction related accruals	4,634	2,835
Deferred revenue - current	536	536
Other	341	355
Total accrued liabilities	$8,438	$3,969

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

7.	Financing

A summary of notes payable and long-term debt at June 30, 2015 and December 31, 2014 is as follows:

	June 30, 2015	December 31, 2014

NET Mexico credit facility - non-recourse	$457,800	$405,800
NETHM credit facility	123,700	142,900
LSP note payable - non-recourse	24,609	25,165
EFM note payable	1,523	1,565
	607,632	575,430
Less: Current portion	(1,149)	(1,112)
Long-term debt less current portion	$606,483	$574,318

NET Mexico Credit Facility
On December 6, 2013, NET Mexico entered into a Credit Agreement with a syndicate of eight banks, led by The Bank of Toyko-Mitsubishi UFJ, LTD. (“BTMUFJ”) as Coordinating Lead Arranger and Administrative Agent (the “Credit Agreement”) with Credit Agricole Corporate and Investment Bank, BBVA Securities Inc., ING Capital LLC, Natixis, New York Branch, Norddeutsche Landesbank Girozentrale, New York Branch, Royal Bank of Canada Capital Markets, and Santander Bank, N.A. also participating. The loan commitments consist of a Construction Loan Commitment of up to $604 million (the “Construction Loan”) and a Letter of Credit Commitment providing for the issuance of letters of credit up to $60 million. The Construction Loan may be utilized to construct a portion of the Project, pay transaction fees and expenses, and reimburse NETHM for certain costs incurred to develop the Pipeline. As of June 30, 2015, outstanding borrowings and letters of credit issued under the Credit Agreement were $457.8 million and $10.5 million, respectively. As of December 31, 2014 outstanding borrowings and letters of credit issued under the Credit Agreement were $405.8 million and $7.7 million, respectively.
The Credit Agreement includes provisions that require the Construction Loans to be converted to a term loan (the “Term Loan”) in conjunction with the Company meeting certain conditions precedent as detailed in the Credit Agreement (the “Term Loan Conversion”). The Construction Loan matures on the earlier of the Term Loan Conversion or March 31, 2016. The Term Loan matures on the earlier of March 31, 2022 or the sixth anniversary of the Term Loan Conversion.
The Credit Agreement is collateralized by substantially all of NET Mexico’s assets, future revenues, and its members’ equity, and is nonrecourse to the Company and all of its other subsidiaries. The debt obligations are subject to certain restrictive covenants that, among other things, limit NET Mexico’s ability to incur additional indebtedness, release funds from reserve accounts, make distributions, create liens, and enter into any transaction of merger or consolidation. In addition, NET Mexico has provided general indemnities and tax indemnities in favor of the parties to the debt obligations for any losses incurred, as defined.

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

Interest is determined, at the Company’s election, by reference to (a) the Alternate Base Rate which is the greater of (1) the prime rate, (2) the federal funds rate plus 0.50%, and (3) the one month London InterBank Offered Rate (“LIBOR”) rate plus 1.0%, plus an applicable margin, or (b) the Euro Dollar rate, which is the Adjusted LIBOR, plus an applicable margin. The Credit Agreement also provides for a quarterly commitment fee charged on the average daily unused amount of loan commitments of 0.5%. The effective interest rate was 2.7% as of June 30, 2015 and December 31, 2014.
In connection with the issuance of the Credit Agreement, NETHM, its owners, and certain lenders executed an agreement whereby NETHM would contribute equity to NET Mexico up to a maximum of $67.1 million (the “Equity Commitment”). The Equity Commitment is used to pay construction costs on a pro rata basis with the Construction Loan. For the six months ended June 30, 2015 and the year ended December 31, 2014, NETHM made contributions related to this Equity Commitment of $5.7 million and $27.9 million, respectively.
NETHM Credit Facility
On June 22, 2012, NETHM entered into a five-year fully committed $200 million secured credit facility with an accordion feature that allows for a maximum borrowing up to $250 million (the “Credit Facility”). The Credit Facility is a syndicated facility co-led by Wells Fargo Bank, N.A. and Citibank, N.A., with Amegy Bank National Association, Branch Banking and Trust Company, Capital One, National Association, IBERIABANK, SANTANDER Bank, N.A., Trustmark National Bank, and Encore Bank, N.A. also participating. The Credit Facility is collateralized by substantially all the assets of the Company, except for the assets of LaSalle Pipeline, LP, which are pledged under the Notes Payable and the assets of NET Mexico Pipeline Partners, LLC, which are pledged under the Credit Agreement described above. Under the Credit Facility, the Company is required to maintain certain financial covenants, including an interest coverage ratio and a leverage ratio.
The Credit Facility provides for the issuance of letters of credit up to $25 million. Fees and interest are based on outstanding letters of credit and loans and determined by pre-established amounts which vary in relation to the Company’s leverage ratio. The Company also pays a fee on the unutilized amount of the commitment. Interest on loans is calculated using LIBOR index rates plus an applicable margin. The effective interest rate was 3.4% and 3.3% as of June 30, 2015 and December 31, 2014, respectively.
At June 30, 2015 and December 31, 2014, there was $123.7 million and $142.9 million of outstanding indebtedness under the Credit Facility and the Previous Credit Facility, respectively. Outstanding letters of credit were $1.4 million and $2.0 million as of June 30, 2015 and December 31, 2014, respectively.
LSP Note Payable
On December 18, 2009, LSP entered into a 19 year, $30 million note purchase agreement with The Prudential Insurance Company of America and United of Omaha Life Insurance Company (the “Notes Payable”). The Notes Payable is collateralized by substantially all of LSP’s assets and future revenues, and is nonrecourse to the Company and all of its other subsidiaries. The Notes Payable have a fixed coupon rate of 6.30% and the principal amortizes quarterly over the term of the agreement. At June 30, 2015 and December 31, 2014, respectively, LSP had $24.6 million and $25.2 million of outstanding indebtedness under the Notes Payable.

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

The Notes Payable include provisions that require LSP to post certain collateral over the life of the agreement. This provision can be met either through cash on deposit in a restricted debt service account with a third party bank, Deutsche Bank Trust Company Americas, or by posting a letter of credit for the required amount. The form of collateral is at the option of LSP. At June 30, 2015 and December 31, 2014, LaSalle met the requirement of this provision through a letter of credit in the amount of $1.4 million.
The terms of the Notes Payable require LSP to maintain a certain debt service coverage ratio.
EFM Note Payable
In October 2013, EFM entered into a $1.7 million note payable to finance the purchase of a natural gas treating facility (the “EFM Note”). The note does not have a stipulated maturity date or coupon rate, and is repayable in monthly installments based on the receipt of certain natural gas volumes multiplied by a fixed rate. The EFM Note is classified as long-term debt as of June 30, 2015 and December 31, 2014 on the basis of this variability. At June 30, 2015 and December 31, 2014, EFM had $1.5 million and $1.6 million of outstanding indebtedness under the EFM Note, respectively.

8.	Commitments and Contingencies

The Company is subject to a variety of federal, state and local environmental laws and regulations. The Company believes that its operations comply, in all material respects, with all applicable federal, state and local environmental laws and regulations.
The Company may become party to various legal actions that arise in the normal course of business. In addition, the Company is subject to audit by tax authorities in various federal, state, and local tax jurisdictions. It is not possible to determine the ultimate liabilities, if any, that the Company may incur resulting from any lawsuits, claims and proceedings, audits, commitments and contingencies and related matters or the timing of such liabilities, if any.
Commitments for Construction
The Company’s future capital commitments are comprised of binding commitments under purchase orders for materials ordered but not received and firm commitments under binding construction service agreements. The commitments as of June 30, 2015, were approximately $21.9 million, all of which are expected to be settled in 2015.
Operating Leases
The Company leases certain rights of way, office space and other facilities and equipment under operating leases. Certain lease agreements have escalating payments over the life of the lease. Rent expense is recognized on a straight line basis over the life of the lease for these arrangements. Certain lease agreements contain provisions that allow credits to monthly rent payments for any leasehold improvements made by the Company. These credits are recognized in the period incurred. Future minimum payments are as follows:

Period Ending December 31,
2015	$248
2016	456
2017	243
2018	192
2019 and thereafter	2,970

NET Holdings Management, LLC
Notes to the Unaudited Consolidated Financial Statements

(all numbers presented in thousands except where otherwise stated)

Rental expense for operating leases for the six months ended June 30, 2015 and 2014 was $321 and $361, respectively.

9.	Subsequent Events

Events occurring after June 30, 2015 were evaluated as of November 5, 2015 to ensure any subsequent events that meet the criteria for recognition and/or disclosure in this report have been included.
On October 1, 2015, NextEra Energy Partners Ventures, LLC, a subsidiary of NextEra Energy Partners, LP (NEP) acquired 100% of the membership interests of NET Holdings Management, LLC.